Exhibit 10.5

AGREEMENT FOR SERVICES

This is an Agreement between Blair Baxter (“Contractor”) of 5 Wilmar Road, Toronto, Ontario, GST Registration #88820 2306 RT0001 and JumpTV Inc. (“Company”) of Suite 300 — 463 King Street West, Toronto, Ontario.

1.       PURPOSE OF AGREEMENT

The purpose of this agreement is to establish mutually satisfactory terms and conditions for the services performed by the Contractor for the Company. These terms govern the general conduct of contracting, including disclosure of information and intellectual property rights. Where a conflict may occur, this agreement supersedes the terms of any other documents issued for such services.

2.       SERVICES

Contractor shall perform the services in support of the JumpTV Finance function, including the project responsibilities assigned at the direction of the CFO.

3.       TERMS OF AGREEMENT

3.1                 Commencement Date: This Agreement commences on April 1st, 2009.

3.2                 Expiry Date: This contract will expire midnight September 30, 2009.

3.3                 Early Termination: After June 1st, 2009, the Company or Contractor may terminate this Agreement upon 30 calendar days notice in writing

3.4                 Effect of Expiry: In the event of expiry of the Agreement under Section 3.2 or Section 3.3, paragraphs 6, 7, 8 and 9 of this Agreement shall remain in effect unless modification of same is agreed to in writing by the Company.

4.       COMPENSATION

Contractor’s compensation for Services is $22,000.00 ($CAD) per month. Out of pocket travel expenses will be reimbursed, subject to prior approval and accompanying receipts. Invoices are to be rendered monthly and paid Net 15 days. The Company will provide a laptop computer during the term on this Agreement.

5.       CONTRACTOR IS AN INDEPENDENT CONTRACTOR

Contractor is an independent contractor and is not an agent or employee of the Company. The Contractor will be responsible for meeting all legal requirements applicable to independent contractors and maintaining its own business operation. The Contractor will not be covered by any benefits or compensation plans provided for Company employees

6.       CONFIDENTIALITY

The Contractor shall maintain in confidence and shall not disclose any information obtained from Company or developed in the course of Contractor’s services under this Agreement, information which is of a confidential nature and was not previously know to Contractor or publicly available prior to disclosure of such information to Contractor by Company or prior to development of such information under this Agreement.

7.       INDEMNIFICATION

Contractor shall indemnify the Company against all loss, damage, costs, claims, demands and expenses (including solicitor’s fees) which the Company may incur or become liable for in the event of an infringement action by any third party against the Company arising out of Contractor’s use of any patents, copyrights, trademarks, other intellectual property rights, trade secrets, or other confidential information.

8.       MISCELLANEOUS

11.1           This Agreement may not be assigned, nor may Contractor subcontract performance of the Services.

11.2           This Agreement sets forth the entire understanding of the parties.  All prior and contemporaneous discussions and agreements are merged into this agreement.

Dated at Toronto, Ontario, the 23 day of February, 2009

/s/ Arthur McCarthy	/s/ Blair Baxter
Arthur McCarthy	Blair Baxter, CA.
CFO	GST #88820 2306 RT0001
JumpTV Inc.